Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Carey Skinner	Chuck Jones
	Investor Relations	Media Calls
	(770) 752-3369	(770) 752-3594
	Carey.Skinner@choicepoint.com	Chuck.Jones@choicepoint.com
ChoicePoint® Reports Revenue of $270 Million for the First Quarter
ALPHARETTA, Ga. — April 20, 2006 — For the first quarter of 2006, ChoicePoint Inc. (NYSE: CPS) reported total revenue of $269.9 million, representing growth of 4 percent compared to $259.3 million for the first quarter of 2005. Earnings per share (“EPS”) for the first quarter was $0.34, which included the following: $10.7 million ($0.07 per share) of accelerated depreciation, asset impairment, severance and lease abandonment costs primarily associated with the consolidation of certain technology platforms, $3.5 million ($0.03 per share) of stock option expense under FAS 123(R), and $0.8 million ($0.01 per share) for specific expenses related to the fraudulent data access. Excluding these charges, EPS would have been $0.46, a 4 percent increase over EPS excluding other operating charges for the comparable period of 2005. A reconciliation of earnings per share calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) to earnings per share excluding other charges for the first quarters of 2006 and 2005 is provided in the following table:

	Quarter ended
	March 31,
	2006	2005
Reported GAAP earnings per share	$0.34	$0.40
Consolidation of technology platforms and other	0.07	—
Stock option expense	0.03	—
Fraudulent data access	0.01	0.04

Earnings per share excluding other charges	$0.46	$0.44

Note: Amounts may not sum due to rounding
“I am pleased with the operating results in our insurance and background screening businesses this quarter and the progress we are making against our key longer-term growth initiatives,” noted Chairman and Chief Executive Officer Derek V. Smith. “Given these trends and the expected improvement in our Business Services and Government Services segments, ChoicePoint is well positioned to have a strong year.”

ChoicePoint Earnings

Chief Administrative Officer Steven W. Surbaugh added, “Our first quarter operating results were basically consistent with our expectations, tempered by the impact of the business changes made last year and diminished results from our Government Services segment. The centralization of functions and consolidation of technology platforms is substantially complete. A solid and strengthening pipeline of new customer opportunities across our business lines, continuing strong cash flows, and a wealth of new product initiatives has us well positioned in 2006.”
Financial Highlights — First Quarter
•	Core or service revenue (total revenue less reimbursable expenses) increased 4 percent to $263.1 million for the quarter ended March 31, 2006 from $252.7 million for the same period of 2005. Internal revenue (core revenue less revenue from acquisitions) increased 3 percent over 2005, driven by continued strong growth in our Insurance Services segment offsetting weaker performances primarily in our Government Services and Marketing Services segments. First quarter total revenue increased 4 percent to $269.9 million in 2006 from $259.3 million in 2005.

•	Operating income for the first quarter of 2006 was $53.1 million compared to $61.1 million for the same period of 2005. Operating income for the three months ended March 31, 2006, included the following:
○	$10.7 million ($6.6 million net of taxes) of accelerated depreciation, asset impairment, severance and lease abandonment costs primarily associated with the consolidation of certain technology platforms. Of the $10.7 million, $5.5 million is included in cost of revenue as accelerated depreciation. The remaining $5.2 million is included in other operating charges.

○	$3.5 million ($2.7 million net of taxes) of stock option expense recorded under Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”). Approximately $1.0 million of stock option expense is included in cost of revenue. The remaining $2.5 million of stock option expense is included in selling, general and administrative expenses.

○	$0.8 million ($0.5 million net of taxes) for third party expenses related to the fraudulent data access. These expenses are included in other operating charges.

ChoicePoint Earnings

Excluding these charges, operating income would have been $68.0 million for the first quarter of 2006.
•	The Company’s effective tax rate in the first quarter of 2006 was 39.8% as compared to 38.2% in the same period of the prior year primarily due to the non-deductibility of certain stock option expense. Excluding the impact of stock option expense, the Company’s effective tax rate would have been 38.6%, a rate slightly higher than the 2005 effective rate due to the expiration on December 31, 2005 of the Federal R&D Tax Credit.

•	Cash flows from operating activities was $39.2 million for the three months ended March 31, 2006 compared to $45.9 million for the same period in 2005, a decrease primarily due to the inclusion of $6.1 million of tax benefits associated with stock options in cash flow from operating activities in the first quarter of 2005 and the incremental cash impact of the fraudulent data access. As now required under FAS 123(R), the tax benefits associated with stock options for the first quarter of 2006 are included in cash flow from financing activities. Exclusive of these items, cash flow from operations would have increased 4% in the first quarter of 2006 as compared to the same period of the prior year.

•	In the first quarter, 2.25 million shares of the Company’s common stock were repurchased for $98.8 million at an average cost of $43.93, leaving $150.6 million authorized in the Company’s buyback program. To date, a total of 5.2 million shares have been repurchased for $224.4 million under the Company’s buyback program.

•	Net debt (total debt less cash and cash equivalents) at March 31, 2006, increased by $87.8 million from December 31, 2005 to $196.5 million, as the Company used its cash flow from operations to repurchase shares, to complete acquisitions and to fund capital expenditures. The remaining debt capacity at March 31, 2006 under our committed financing lines was $295 million.
Operational Highlights
Insurance Services
•	Total revenue increased 14 percent to $113.4 million in the first quarter of 2006 compared to $99.7 million in the same period of the prior year. Internal revenue grew 13 percent during the first quarter of 2006 as compared to the same period of the prior year as a result of

ChoicePoint Earnings

increased demands for our P&C personal lines products and continued strong market demand for our Insurity products.
•	Operating income increased 12 percent in Insurance Services to $60.6 million for the first quarter of 2006 compared with $54.3 million for the first quarter of 2005. Operating margin remained strong at 53.5 percent for the quarter despite the investments being made in the new commercial and claims products.
Business Services
•	Total revenue and internal revenue for the first quarter of 2006 were essentially flat in 2006 compared to the same period of the prior year primarily as growth in our background screenings, vital records and authentication services was offset by the revenue decline in our public filings group based on the business changes disclosed in our previously filed 2005 Form 10-Qs and Form 10-K.
•	Operating income in Business Services was $17.0 million for the first quarter of 2006 compared to $21.2 million in the same period of the prior year, resulting in an operating profit margin of 18.2 percent. Margins were negatively impacted by the loss of incremental public filings group revenue.
Government Services
•	Total revenue decreased 3 percent to $34.4 million in the first quarter of 2006 compared to $35.3 million in the first quarter of 2005, based on the timing of governmental contracts primarily at our Bode DNA lab and i2 operations in the U.K. and a competitive data environment. Internal revenue declined 5 percent for the first quarter of 2006 over the same period in 2005.
•	Operating income in Government Services of $2.9 million for the first quarter of 2006 decreased from $5.7 million for the comparable period of 2005. Operating profit margin in Government Services for the first quarter was 8.5 percent compared to 16.2 percent in 2005 primarily due to the revenue declines discussed above and the mix of business.
Marketing Services
•	Total first quarter revenue for Marketing Services (which includes all of the Company’s revenue from reimbursable expenses) declined 4 percent to $28.6 million in 2006 from $29.6 million in 2005. Marketing Services’ core revenue for the first quarter of 2006 was $21.9 million compared to $23.1 million in 2005 due to lower spending by larger clients in the mortgage industry which also caused internal revenue to decline 5 percent.

ChoicePoint Earnings

•	Operating income in Marketing Services was $4.0 million for the first quarter of 2006 compared with $4.3 million for the same period of 2005. First quarter 2006 operating profit margin, as a percentage of revenue without reimbursable expenses, was 18.3 percent (14.0 percent of total revenue) compared to 18.4 percent in 2005 (14.4 percent of total revenue).
Corporate & Shared Expenses
•	For the first quarter of 2006, corporate and shared expenses were 6.3 percent of core revenues, down from 7.8 percent in the first quarter of 2005, due primarily to cost containment initiatives and a lower level of incentive compensation expenses.
Outlook
Based on recent business trends, ChoicePoint continues to expect 2006 full year internal revenue growth to be in the 7 to 9 percentage range. Additionally, the Company expects year-over-year operating margin expansion of 50 to 100 basis points, excluding the impact discussed below of stock option expense, on-going legal expenses related to the fraudulent data access, and operating charges related to the Company’s centralization of functions and consolidation of certain technology platforms.
The Company recorded a pre-tax charge of $3.5 million ($2.7 million net of taxes) of stock option expense as a result of adoption of FAS 123(R) during the first quarter of 2006. The Company expects 2006 net income to be impacted by between $12 million and $14 million of stock option expense.
On-going legal expenses related to the fraudulent data access of $0.8 million were incurred by the Company during the first quarter of 2006. The Company currently estimates a total expense of between $2 and $4 million for the full year 2006, exclusive of any potential settlements.
As a result of changes to the business model, the Company began centralizing functions and consolidating certain technology platforms. The operating charges and the accelerated depreciation related to these efforts were $10.7 million in the first quarter of 2006. A total expense of between $12 and $13 million is expected for the full year of 2006, with the majority of the remaining expenses, primarily severance, expected to be recorded in the second quarter of 2006.

ChoicePoint Earnings

Webcast
ChoicePoint’s first quarter results will be discussed in more detail on April 20, 2006, at 8:30 a.m. EDT via teleconference. The live audio Webcast of the call will be available on ChoicePoint’s Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 a.m. EDT at the same Web address.
About ChoicePoint
ChoicePoint Inc. (NYSE: CPS) is the leading provider of identification and credential verification services for making smarter decisions in a world challenged by increased risks. Serving the needs of business, government, non-profit organizations and individuals, ChoicePoint works to create a safer and more secure society through the responsible use of information while working diligently to protect personal privacy. For more information about ChoicePoint, visit the Company’s Web site at www.choicepoint.com.
Forward-Looking Statements
Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of fraudulent data access and other events, the impact of our decision to discontinue certain services, the results of our re-credentialing of customer accounts, the results of any litigation or government proceedings, demand for the Company’s services, product development, maintaining acceptable margins, maintaining our data supply, maintaining secure systems including personal privacy systems, ability to minimize system interruptions, ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, specifically the direct marketing and public filings markets, privacy matters and any federal or state legislative responses to identify theft concerns,

ChoicePoint Earnings

the impact of competition and customer consolidations, ability to continue our long-term business strategy including growth through acquisition, ability to attract and retain qualified personnel, and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

ChoicePoint Earnings

ChoicePoint Inc.
Financial Highlights

(Unaudited)	Three Months Ended
	March 31,

(Dollars in thousands, except per share data)	2006	2005

Service revenue (a)	$263,144	$252,739
Reimbursable expenses per EITF 01-14 (b)	6,726	6,543

Total revenue	269,870	259,282

Cost of revenue	143,435	131,387
Reimbursable expenses	6,726	6,543
Selling, general and administrative expenses	60,669	54,852
Other operating charges (c)	5,987	5,412

Total costs and expenses	216,817	198,194

Operating income	53,053	61,088
Interest expense	2,205	1,266

Income before income taxes	50,848	59,822
Provision for income taxes	20,239	22,852

Net income	$30,609	$36,970

EPS — diluted	$0.34	$0.40

Weighted average shares — diluted	88,804	92,175

Operating Income	$53,053	$61,088
Depreciation and amortization expense	25,273	18,687

EBITDA (d)	$78,326	$79,775

Reconciliation to financial information excluding other expenses (e)

(Unaudited)	Three Months Ended
	March 31,

(Dollars in thousands, except per share data)	2006	2005

Operating income	$53,053	$61,088
Add back: other expenses (e):
accelerated depreciation expense	5,463	—
stock option expense	3,537	—
other operating charges (c)	5,987	5,412

Operating income before other expenses	68,040	66,500
Interest expense	2,205	1,266

Income before income taxes & other expenses	65,835	65,234
Provision for income taxes	25,413	24,920

Net income before other expenses	$40,422	$40,314

Effective tax rate	38.6%	38.2%
Earnings per share — diluted excluding other expenses	$0.46	$0.44
EBITDA excluding other expenses (d)	$87,850	$85,187

ChoicePoint Earnings

ChoicePoint Inc.
Financial Highlights (continued)
(a)	Service revenue excludes revenue from reimbursable expenses (see (b) below). The Company uses service revenue (also referred to as core revenue) to measure its continuing operations without the effect of reimbursable expenses.
(b)	Reimbursable expenses per Emerging Issues Task Force (“EITF”) 01-14 represent out-of-pocket expenses fully reimbursed by ChoicePoint’s customers and recorded as revenues and expenses in accordance with EITF 01-14 “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred”. As these expenses are fully reimbursed, without mark-up, by our customers and in a majority of cases prepaid by the customers, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. In addition, management excludes these expenses from its revenue analysis for operational management and incentive purposes; therefore, we have separately identified these expenses and excluded their impact in our calculations of core revenue, internal revenue growth and operating margins. Other pass-through expenses such as motor vehicle registry fees will continue to be accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles. First quarter pass-through expenses totaled $207.5 million in 2006 and $180.8 million in 2005.
(c)	The Company recorded other operating charges of $6.0 million in the first quarter of 2006. Approximately $0.8 million of the total charge for the quarter ended March 31, 2006 were for legal expenses and other professional fees associated with the fraudulent data access. Additionally, in the first quarter of 2006, the Company recorded other operating charges of $5.2 million primarily related to the centralization of functions and consolidation of technology platforms.

The Company recorded other operating charges of $5.4 million in the first quarter of 2005 representing specific expenses related to the aforementioned fraudulent data access. This 2005 charge included approximately $2.0 million for communications to, and credit reports and credit monitoring for, individuals receiving notice of the fraudulent data access and approximately $3.4 million of legal expenses and other professional fees.
(d)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA before other expenses (see note c) are not presented as substitutes for operating income, net income or cash flows from operating activities. The Company has included EBITDA and EBITDA before other expenses (which are not measures of financial performance under generally accepted accounting principles) because such data is used by the Company to compare its performance to its competitors and to manage its on-going business and is also used by certain investors to analyze and compare companies on the basis of operating performance.
(e)	The Company recorded $5.5 million of accelerated depreciation as a result of the centralization of functions and consolidation of technology platforms during the first quarter of 2006. The Company recorded $3.5 million of additional stock-based compensation expense during the first quarter of 2006 as a result of the adoption of FAS 123(R). Additional other operating charges were recorded during the first quarter of 2006 and 2005 as discussed in Note (c) above. The Company has presented this analysis with and without these items because they represent costs that management excludes in its assessments of operating results of the business.

ChoicePoint Earnings

(Unaudited)	Quarter ended
	March 31,

(Dollars in thousands)	2006	2005

Cash Flow Highlights
Net Income	$30,609	$36,970
Depreciation & amortization	25,273	18,687
Changes in assets & liabilities and other	(16,694)	(9,778)

Net cash provided by operating activities	$39,188	$45,879

Acquisitions & investments, net of cash acquired	$(20,502)	$(89,605)
Capital expenditures	(17,672)	(14,015)

Net cash used in investing activities	$(38,174)	$(103,620)
Net cash (used in) provided by financing activities	$(13,923)	$67,633

Key Balance Sheet Highlights	3/31/06

Short-term debt and current maturities of long-term debt	$100,010
Long-term debt, less current maturities	105,032

Total Debt	205,042
Cash and cash equivalents	8,499

Net Debt	$196,543
Shareholders’ Equity	$968,875
Days sales outstanding (adjusted for pass-through expenses)	42 days

ChoicePoint Earnings

ChoicePoint Inc.
2005 Segment Results

	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Total 2005
Revenue
Insurance Services	$99,727	$102,097	$106,042	$99,623	$407,489
Business Services	93,823	96,836	97,579	91,954	380,192
Government Services	35,293	36,941	39,548	36,467	148,249
Marketing Services	23,099	23,018	23,138	22,274	91,529
Royalty	797	526	954	121	2,398

Service Revenue	252,739	259,418	267,261	250,439	1,029,857
Reimbursable Expenses per EITF 01-14	6,543	6,623	7,480	7,411	28,057

Total Revenue	$259,282	$266,041	$274,741	$257,850	$1,057,914

Operating Income
Insurance Services	$54,262	$55,266	$57,981	$54,123	$221,632
Business Services	21,222	20,406	20,975	19,396	81,999
Government Services	5,711	3,418	6,366	5,394	20,889
Marketing Services	4,257	3,661	3,840	4,141	15,899
Royalty	770	325	506	121	1,722
Corporate & Shared Expenses (a)	(19,722)	(18,183)	(20,685)	(17,633)	(76,223)

Operating Income before other charges (c)	66,500	64,893	68,983	65,542	265,918
Other operating charges (c)	(5,412)	(6,040)	(4,006)	(13,315)	(28,773)

Operating Income	$61,088	$58,853	$64,977	$52,227	$237,145

Core Revenue Growth Rates
Insurance Services	15.0%	15.8%	16.7%	14.5%	15.5%
Business Services	23.5%	10.6%	3.8%	-0.4%	8.7%
Government Services	98.9%	57.0%	83.2%	73.1%	76.6%
Marketing Services	1.3%	-0.9%	-1.9%	-6.3%	-2.0%

Total operations	23.7%	16.0%	15.5%	11.4%	16.4%

Internal Revenue Growth Rates
Insurance Services	11.8%	12.7%	12.4%	13.1%	12.6%
Business Services	5.0%	4.3%	3.8%	-0.4%	3.1%
Government Services	3.1%	7.0%	16.8%	5.7%	8.3%
Marketing Services	1.3%	-0.9%	-1.9%	-6.3%	-2.0%

Total operations	7.1%	7.0%	7.6%	4.5%	6.6%

Operating Profit Margins
Insurance Services	54.4%	54.1%	54.7%	54.3%	54.4%
Business Services	22.6%	21.1%	21.5%	21.1%	21.6%
Government Services	16.2%	9.3%	16.1%	14.8%	14.1%
Marketing Services (b)	18.4%	15.9%	16.6%	18.6%	17.4%

Operating income before other operating charges, percentage of service revenue (c)	26.3%	25.0%	25.8%	26.2%	25.8%

Operating income as a percentage of total revenue	23.6%	22.1%	23.7%	20.3%	22.4%

ChoicePoint Earnings

ChoicePoint Inc.
2006 Segment Results

Q1 2006
Revenue
Insurance Services	$113,389
Business Services	93,478
Government Services	34,401
Marketing Services	21,876

Service Revenue	263,144
Reimbursable Expenses per EITF 01-14	6,726

Total Revenue	$269,870

Operating Income
Insurance Services	$60,628
Business Services	17,022
Government Services	2,909
Marketing Services	4,002
Corporate & Shared Expenses (a)	(16,521)

Operating Income before other expenses	68,040
Other expenses (c):
Accelerated depreciation	(5,463)
Stock option expense	(3,537)
Other operating charges	(5,987)

Operating Income	$53,053

Core Revenue Growth Rates
Insurance Services	13.7%
Business Services	-0.4%
Government Services	-2.5%
Marketing Services	-5.3%

Total operations	4.1%

Internal Revenue Growth Rates
Insurance Services	12.6%
Business Services	-0.5%
Government Services	-5.5%
Marketing Services	-5.3%

Total operations	3.2%

Operating Profit Margins
Insurance Services	53.5%
Business Services	18.2%
Government Services	8.5%
Marketing Services (b)	18.3%

Operating income before other expenses (c)	25.9%

Operating income as a percentage of total revenue	19.7%

(a)	Corporate and shared expenses represent costs of support functions, research and development initiatives, incentives and profit sharing that benefit all segments.
(b)	Represents operating income as a percentage of service revenue. Operating profit margin as a percentage of total revenue was 14.4%, 12.4%, 12.5%, and 13.9% for the first, second, third, and fourth quarters of 2005, respectively, 13.3% for the total year 2005, and 14.0% for the first quarter of 2006.
(c)	The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results. See note (c) and (e) under Financial Highlights above.
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